Exhibit 4-d












                       ROCKWELL INTERNATIONAL CORPORATION
                             RETIREMENT SAVINGS PLAN
                        FOR REPRESENTED HOURLY EMPLOYEES



                          (Automation - Power Systems)



              (Amended and Restated Effective as of April 1, 1999)












                                                                      Plan 053

                       ROCKWELL INTERNATIONAL CORPORATION
                             RETIREMENT SAVINGS PLAN
                        FOR REPRESENTED HOURLY EMPLOYEES

                          (Automation - Power Systems)


                             ARTICLE I: DEFINITIONS

1.010 Accounts means a Participant's Pre-tax Account, After-tax Account, Rollover Account and Company Contribution Account.

1.020    Affiliated Company means Rockwell International Corporation and:

(a) any corporation incorporated under the laws of one of the United States of America of which Rockwell owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of Code ss.1563);

(b) any partnership or other business entity organized under such laws, of which Rockwell owns, directly or indirectly, eighty percent (80%) or more of the voting power or eighty percent (80%) or more of the total value (all within the meaning of Code ss.414(c)); and

(c) any other company deemed to be an Affiliated Company by Rockwell's Board of Directors.

1.030 After-tax Contribution Account means a Plan Account with respect to a Participant which is comprised of Basic and Supplemental After-tax Contributions, as adjusted for gains or losses related thereto.

1.040 After-tax Contribution Percentage Limit means the maximum contribution percentage in each Plan Year for Highly Compensated Employee Group Participants and is that percentage amount which does not exceed the greater of:

(a) the Average After-tax Contribution Percentage for the Non-Highly Compensated Employee Group, multiplied by one and twenty-five hundredths (1.25); or

(b)  the lesser of

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     (1) an amount which does not exceed the Average After-tax Contribution
         Percentage for the Non-Highly Compensated Employee Group by more than two (2) percentage points, or

     (2) the Average After-tax Contribution Percentage for the Non-Highly Compensated Group, multiplied by two (2).

If a Participant who is a member of the Highly Compensated Employee Group is a participant in any other plan established or maintained by an Affiliated Company pursuant to which elective deferrals under a cash or deferred arrangement or matching contributions, both as defined in Code ss.401(m)(4), or employee contributions, are made, such other plan will be deemed to be a part of this Plan for the purpose of determining the After-tax Contribution Percentage Limit with respect to that Participant.

1.050 Average After-tax Contribution Percentage means the average for a particular Plan Year of the percentages, calculated separately for the Highly Compensated Employee Group and for the Non-Highly Compensated Employee Group with respect to each Participant in each such Group, which are equal to the sum of A and B, divided by C, where

         A = the amount of the Participant's Basic After-tax Contributions in the Plan Year;

         B = the amount of the Company Matching Contributions made on behalf of the Participant in the Plan Year; and

         C = the Participant's Compensation for the Plan Year.

1.060 Average Pre-tax Contribution Percentage means the average for a particular Plan Year of the percentages, calculated separately for the Highly Compensated Employee Group and for the Non-Highly Compensated Employee Group with respect to each Participant in each such Group, which are equal to the amount of each Participant's Pre-tax Contributions in a Plan Year, divided by the Participant's Compensation for the Plan Year.

1.070 Base Compensation means a Participant's compensation in any calendar year (not in excess of such amount as has been or may be established pursuant to section 401(a)(17) of the Code) which is associated with his or her membership in a collective bargaining unit with which retirement benefits are the subject of good faith bargaining, including any amount which would be paid to the Participant absent an election under Section 2.020(a) or an election to make elective employer contributions pursuant to a qualified cash or deferred arrangement under a cafeteria plan meeting the requirements of section 125 of the Code. Base Compensation shall not include compensation on the salaried payroll, overtime compensation, extended workweek compensation, night work or other premium pay, bonuses, any form of extra, contingent or

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supplementary compensation (including, but not limited to, lump sum payments for unused vacation).

1.080 Basic After-tax Contribution means an amount contributed by a Participant to the Plan through payroll deductions pursuant to the Participant's elections under Sections 2.021(b).

1.090 Basic Pre-tax Contribution means an amount contributed to the Plan on behalf of a Participant pursuant to the Participant's elections under Sections 2.021(a).

1.100 Beneficiary means the one or more persons or trusts entitled to a Participant's Plan Account balance, pursuant to the provisions of Article VII, if the Participant should die prior to payment to him of his entire Account Balance.

1.110 Board of Directors means the Board of Directors of Rockwell; provided, however, that any action or determination under Sections 1.040, 1.200, 1.290 and 2.070, as well as under Article XI, may be taken by any officer of the Company who is authorized to do so by the Board of Directors.

1.120 Code means the Internal Revenue Code of 1986, as from time to time amended.

1.130 Company means Rockwell International Corporation, a Delaware corporation, and any Affiliated Company to which the Board of Directors has extended this Plan.

1.140 Company Contribution Account means a Plan Account with respect to a Participant which is comprised of his Company Matching Contributions, as adjusted for gains or losses related thereto.

1.150 Company Matching Contributions means the contributions made to the Trust Fund by Rockwell or an Affiliated Company pursuant to the provisions of
Section 2.060 or 2.061.

1.160 Compensation means the compensation of a Participant, as is defined in Code ss.414(s).

1.170 Divested Business Employee means an individual who is no longer an Employee of the Company, because he is a current or former employee of a component of the Company which was sold, spun off or otherwise divested by the Company.

1.180    EB Committee means Rockwell's Employee Benefit Plan Committee.

1.190    Effective Date means April 1, 1999.

1.200 Eligible Employee means any Employee employed in a Participating Unit as herein defined within Rockwell Automation.

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1.210    Eligible Retirement Plan means:

(a)  an individual retirement account described in Code ss.408(a),

(b)  an individual retirement annuity described in Code ss.408(b),

(c)  an annuity plan described in Code ss.403(a), or

(d) a qualified plan (which is a defined contribution plan) described in Code ss.401(a),

which accepts an individual's eligible rollover distributions; provided, however, that in the case of an eligible rollover distribution to a Participant's surviving spouse, only an individual retirement account or individual retirement annuity described in (a) and (b) above will be deemed to be an Eligible Retirement Plan.

1.220 Employee means any person who is employed by the Company or by an Affiliated Company, including an Eligible Employee, and will, to the extent permitted by Code ss.406, be deemed to include any United States citizen regularly employed by a foreign subsidiary or affiliate of the Company.

1.230 Employment Commencement Date means the date on which a person first becomes an Employee of the Company or an Affiliated Company.

1.240    Employment Severance Date means:

(a)  the date on which an Employee quits, retires, is discharged or dies,

(b) in the case of an Employee who remains absent from work pursuant to a written Leave, the first anniversary of such Leave, except that an Employee who has a Leave which is in excess of one (1) year who thereafter returns to work with the Company for a period at least equal to the entire period of the Leave will not be considered as having an Employment Severance Date by reason of such absence.

     If an Employee enters the United States military service or public health service directly from employment with the Company, has not voluntarily reenlisted and returns to employment with the Company for a period of at least one (1) year immediately after his return to the Company, the Employee will not be deemed to have an Employment Severance Date by reason of such military service or public health service.

1.250 ERISA means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.260    Fund(s) means one or more of the Investment Funds or Rockwell Stock
Fund A.

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1.270    Hardship means an immediate and heavy financial need of the Participant for which the amount required is not reasonably available to the Participant from other sources and which arises for one of the following reasons:

(a) the purchase (excluding mortgage payments) or construction of a principal residence for the Participant, or to prevent eviction from, or foreclosure on the mortgage on, the Participant's principal residence;

(b)  the incurring of obligations for

     (1) tuition, related educational fees and room and board expenses for post-secondary education for the Participant, his spouse or one or more of his children or other dependents (as defined in Code ss.152) to be incurred during the twelve (12) month period immediately following the date of his request for distribution; or

     (2) expenses not covered by insurance which either have been previously incurred by the Participant for, or are necessary in order for the Participant to obtain, medical care (as described in Code ss.213(d)) for himself, his spouse or one or more of his dependents (as defined in Code ss.152);

(c)  any other reason which is permitted under Code ss.401(k)(2)(B)(i)(IV).

1.280 Highly Compensated Employee Group means those individuals who are "highly compensated employees" within the meaning of Code ss.414(q). The Plan Administrator may determine which Employees are highly compensated employees for purposes of this Section in any manner permitted by the said Code provision.

1.290 Investment Fund means one of the investment vehicles available to Participants, as such investment vehicles are described in Appendix B to this Plan.

1.300 Layoff means an involuntary severance of employment, other than a discharge for cause.

1.310 Leave means a leave of absence which has been granted or approved by the Company.

1.320 Maternity or Paternity Leave means any period of absence by reason of the pregnancy of the Participant, the birth of a child of the Participant, the placement of a child with the Participant in connection with the adoption of such child by the Participant, or the caring for such child for a period beginning immediately following such birth or placement; provided, however, that the Participant will have complied with the Company's request to furnish the Plan Administrator such timely information as may be reasonably required to establish that the absence is for such reason and the number of days for which there was such an absence.

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1.330    Named Fiduciary means the EB Committee, the Plan Administrator, the
Retirement Committee and the Trustee.

1.340 Non-Highly Compensated Employee Group means Employees who are not in the Highly Compensated Employee Group, as determined by the Plan Administrator.

1.350 Participant means a person who has elected to participate in the Plan in accordance with Article II; provided, however, that such term will include a person who no longer has an effective election under Article II only so long as he retains an Account under the Plan.

1.360 Participant Contributions means a Participant's Basic Pre-tax and Basic After-tax Contributions and his Supplemental Pre-tax and Supplemental After-tax Contributions, as well as, if applicable, his Transfer Contributions and Rollover Contributions.

1.370 Participating Unit means one of the following collective bargaining units within Rockwell Automation:

       o Local Lodge 1109 of International Association of Machinists and Aerospace Workers, AFL-CIO -- Madison, Indiana ("IAM Local 1109")

       o Local 1366 of International Union, United Automobile, Aerospace and Agricultural Implement Workers of America -- Hamilton, Ohio ("UAW Local 1366")

       o Local 134 of International Brotherhood of Electrical Workers -- Chicago, Illinois ("IBEW Local 134")

1.380 Plan means this Rockwell International Corporation Retirement Savings Plan for Represented Hourly Employees (Power Systems), as from time to time amended.

1.390 Plan Administrator means the person from time to time so designated by name or corporate office by the Board of Directors to carry out the administrative functions of this Plan.

1.400 Plan Year means each twelve month period ending on the last day of December.

1.410 Pre-tax Contribution Account means a Plan Account with respect to a Participant which is comprised of Basic and Supplemental Pre-tax Contributions, as adjusted for gains or losses related thereto.

1.420 Pre-tax Contribution Percentage Limit means the maximum contribution percentage in each Plan Year for Highly Compensated Employee Group Participants and, for any Plan Year, may be equal to either (a) or (b) below:

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(a)  the Average Pre-tax Contribution Percentage for the Non-Highly Compensated
     Employee Group, multiplied by one and twenty-five hundredths (1.25); or

(b)  the lesser of

     (1) an amount which does not exceed the Average Pre-tax Contribution Percentage for the Non-Highly Compensated Employee Group by more than two (2) percentage points, or

     (2) the Average Pre-tax Contribution Percentage for the Non-Highly Compensated Group, multiplied by two (2).

If a Participant who is a member of the Highly Compensated Employee Group is a participant in any other plan established or maintained by an Affiliated Company pursuant to which elective deferrals under a cash or deferred arrangement or matching contributions, both as defined in Code ss.401(m)(4), or employee contributions, are made, such other plan will be deemed to be a part of this Plan for the purpose of determining the Pre-tax Contribution Percentage Limit with respect to that Participant.

1.430 Reemployment Date means the date on which a person first becomes an Employee of the Company following an Employment Severance Date.

1.440 Retirement Committee means the committee, namely the Company's Central Retirement Committee, established by the Plan Administrator to carry out the responsibilities set forth in Article X.

1.450 Rockwell means Rockwell International Corporation, a Delaware corporation.

1.460 Rockwell Automation means the segment of the Company consisting of Rockwell Automation Control Systems and Rockwell Automation Power Systems (namely, those businesses formerly encompassing Allen-Bradley Company, Inc. and Reliance Electric Company).

1.470 Rockwell Stock Fund A means the Fund established by the Trustee for receipt and holding of Company Matching Contributions.

1.480 Rockwell Stock Fund B means an Investment Fund established by the Trustee to purchase and hold the common stock of the Company, as described in Appendix B.

1.490 Rollover Account means a Plan Account described in Section 2.050(c) which has its purpose the holding of amounts which are received by the Plan on a Participant's behalf as a Rollover Contribution or a Transfer Contribution.

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1.500    Rollover Contributions mean the amounts described in Section 2.050 which are transferred to a Participant's Rollover Account pursuant to the terms of subsection (b) of that Section.

1.510 Supplemental After-tax Contribution means the amount contributed by a Participant to the Plan through payroll deductions pursuant to Section 2.031(b).

1.520 Supplemental Pre-tax Contributions means the amounts contributed to the Plan on behalf of a Participant pursuant to the Participant's election under
Section 2.031(a).

1.530 Tender Offer means any tender offer for, or request or invitation for tenders of, common stock subject to ss.14(d)(1) of the Securities Exchange Act of 1934, as amended, or any regulation thereunder, except for any such tender offer or request or invitation for tenders made by the Company or any Affiliated Company, or by Boeing, Meritor or Conexant for its own common stock.

1.540 Transfer Contributions mean the amounts described in Section 2.050 which are transferred to a Participant's Account pursuant to the terms of subsection (a) of the said Section.

1.550    Trust Agreement means the trust agreement entered into pursuant to
Article IX of this Plan.

1.560 Trust Fund means the fund, including the earnings thereon, held by the Trustee for all contributions made under this Plan by Participants and the Company.

1.570 Trustee means the trustee or trustees of the trust described in Article IX of this Plan.

1.580    Valuation Date means any New York Stock Exchange trading day.

1.590 Vesting Service means the period commencing with an Employee's Employment Commencement Date and ending with his Employment Severance Date and the period from an Employee's Reemployment Date to his subsequent Employment Severance Date. In addition, Vesting Service includes the period of time between an Employee's Employment Severance Date and his Reemployment Date, if that period does not exceed twelve (12) months, except that if an Employee is absent because of a Layoff or Leave and then resigns, is discharged or retires, the period of time during which the Employee may return and receive Vesting Service begins on the date of his resignation, discharge or retirement and ends one (1) year from the first day of such Layoff or Leave.

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                  ARTICLE II: PARTICIPATION AND CONTRIBUTIONS

2.010 Participation. An Eligible Employee will be permitted to elect to become a Participant in the Plan as soon as is practicable following his commencement of service with the Company. To the extent administratively feasible, an Eligible Employee's election to contribute to the Plan will become effective on the first payroll payment date following his commencement of service as an Eligible Employee and will remain in effect, unless he elects otherwise, so long as he continues to be an Eligible Employee.

2.020 Basic Contributions -- General. A Participant may take either or both of the actions described in subsections (a) and (b) below:

(a) elect to defer receipt of an amount equal to 1% through 6% of his regular Base Compensation (such deferral to be elected in whole percentages), and to instead have that amount paid to the Plan as a Basic Pre-tax Contribution to his Pre-tax Contribution Account;

(b) authorize having deducted from his regular Base Compensation 1% through 6% (such deduction to be authorized in whole percentages) and then have the amount of such deduction (as adjusted for all applicable taxes due on that amount) paid to the Plan as a Basic After-tax Contribution to his After-tax Contribution Account;

provided, however, that the percentages elected to be deferred or deducted and then made as Basic Pre-tax and Basic After-tax Contributions may together not exceed 6% of the Participant's Base Compensation.

2.030 Supplemental Contributions - Rockwell Automation. A Participant who has made the elections and/or authorizations described in Section 2.020 will also be permitted to take either or both of the actions described in subsections (a) and
(b) below:

(a) (1) if he is a non-Highly Compensated Employee, elect to defer receipt of an amount equal to 7% through 16% of his regular Base Compensation (such deferral to be elected in whole percentages), and to instead have that amount paid to the Plan as a Supplemental Pre-tax Contribution to his Pre-tax Contribution Account;

     (2) if he is a Highly Compensated Employee, elect to defer receipt of an amount equal to 7% through 12% of his regular Base Compensation (such deferral to be elected in whole percentages), and to instead have that amount paid to the Plan as a Supplemental Pre-tax Contribution to his Pre-tax Contribution Account;

(b) authorize having deducted from his regular Base Compensation 7% through 16% (such deduction to be authorized in whole percentages) and then have the amount of such deduction (as adjusted for all applicable taxes due on that amount) paid to the Plan as a Supplemental After-tax Contribution to his After-tax Contribution Account;

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provided, however, that the percentages elected to be deferred or deducted and then made as Supplemental Pre-tax and Supplemental After-tax Contributions may together not exceed 10% of the Participant's Base Compensation.

2.040 Changes Between Pre-tax and After-tax Contributions. A Participant will be permitted to elect to increase or decrease at any time (and as often as he wishes) the rate of his Pre-tax and After-tax Contributions. Any such increase or decrease of the rate of the Participant's Pre-tax and After-tax Contributions will be effective as soon as is reasonably possible after receipt by the Plan Administrator of the Participant's election.

2.050 Transfer and Rollover Contributions. Transfers to this Plan of a Participant's interest in another individual account plan will be permitted as set forth below:

(a) A Participant who is presently an Eligible Employee but who formerly though an Employee was not an Eligible Employee may cause his account balances in any other individual account plan of the Company or an Affiliated Company to be transferred to this Plan. Such transferred account balances (which will be entirely in cash, Rockwell common stock or in participant loans from the transferring plan) will constitute Transfer Contributions.

(b) A Participant who is an Eligible Employee may elect (by providing the Plan Administrator with notice thereof) to have the entire amount credited to his account in a qualified individual account plan of a former employer transferred from such plan to this Plan as a Rollover Contribution, subject to the following:

     (1) Such Rollover Contributions are eligible for receipt hereunder only if they are in the form of cash and are derived entirely from employee contributions which were contributed pursuant to a qualified cash or deferred arrangement under Code ss.401(k) or from employer contributions to which the Participant had a vested interest and which were based upon the amount of contributions to such a qualified cash or deferred arrangement.

     (2) No portion of such Rollover Contributions may be derived from a transfer from a qualified plan which at any time had permitted benefit payments in the form of a life annuity.

(c) Transfer and Rollover Contributions will be credited to separate Rollover Accounts, which will be separate from the Participant's Pre-tax and After-tax Contribution Accounts and, as such, will be subject to investment elections which are separate from those related to the Participant's Pre-tax and After-tax Contribution accounts, but which will be subject to the same process as is set forth in Article IV of this Plan.

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2.060    Matching Contributions - Madison. In the case of Participants who are
Employees of the Participating Unit referred to as IAM Local 1109, the Company will contribute to the Plan on behalf of each such Participant out of its current or accumulated profits Company Matching Contributions equal to fifty percent (50%) of the Participant's Basic Pre-tax Contributions and Basic After-tax Contributions made pursuant to Section 2.020. Such Company Matching Contributions will be made in the form and subject to the limitations set forth in Section 2.070.

2.070    Rules Concerning Matching Contributions.

(a) Company Matching Contributions will not be made by the Company on behalf of a Participant until the Participant has completed six (6) months of employment with the Company or an Affiliated Company.

(b) No Company Matching Contributions will be made with respect to a Participant's Supplemental Pre-tax Contributions and Supplemental After-tax Contributions, or with respect to any Rollover Contributions or Transfer Contributions made by the Participant.

(c) Company Matching Contributions will be made in the form of Rockwell common stock, but may be made, in the discretion of the Board of Directors, in cash or in any combination of cash and Rockwell common stock. Rockwell common stock which is contributed will be valued at the New York Stock Exchange closing price on the Valuation Date immediately preceding the date on which the contribution is made.

(d) Company Matching Contributions made hereunder, whether they are made in the form of Rockwell common stock or cash, will be directed to Rockwell Stock Fund A when they are contributed and, unless distributed to the Participant pursuant to Section 6.020 or transferred to an Investment Fund pursuant to
     Section 4.040 following a Participant's attainment of age sixty-five (65), will remain in Rockwell Stock Fund A, along with any dividends or other earnings on such common stock or cash.


                      ARTICLE III: CONTRIBUTION LIMITATIONS

3.010    Limitations on Employee Pre-tax Contributions.

(a) The aggregate amount in any calendar year of all of a Participant's:

     (1) Basic and Supplemental Pre-tax Contributions to this Plan;

     (2) elective deferrals under any other cash or deferred arrangement (as defined in Code ss.402(g)); and

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     (3) elective employer contributions to any simplified employee pension (as defined in and pursuant to, respectively, Code ss.ss.408(k)(1) and (6))

     may not exceed Ten Thousand Dollars ($10,000.00), or such larger sum as may be in effect under Code ss.402(g)(5).

(b) Prior to the beginning of, and periodically during, each Plan Year, the Plan Administrator will cause a test to be conducted of Pre-tax Contribution elections under Sections 2.020(a) and 2.030(a), as well as (when applicable) under Sections 2.021(a) and 2.031(a), in order to determine whether the Average Pre-tax Contribution Percentage for the Highly Compensated Employee Group exceeds the Pre-tax Contribution Percentage Limit. If it is determined that the Pre-tax Contributions made for any Plan Year by the Highly Compensated Employee Group would (if not reduced) cause the Average Pre-tax Contribution Percentage of that Group to exceed the Pre-tax Contribution Percentage Limit, the Plan Administrator will first reduce any Supplemental Pre-tax Contributions and then the Basic Pre-tax Contributions elected by Participants in the Highly Compensated Employee Group, so that the Pre-tax Contribution Percentage Limit will not be exceeded for the Plan Year. Such reduction will be effective as of the first payroll date in the month following such determination and will be in the manner set forth in paragraphs (1) and (2):

     (1) Participants in the Highly Compensated Employee Group who have elected Supplemental Pre-tax Contributions in an amount equal to 12% of Base Compensation will have their elections reduced to 11%. If, following the said reductions, the Pre-tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Supplemental Pre-tax Contributions in an amount equal to 11% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) will have their elections reduced to 10%.

     (2) If, following application of the process set forth in paragraph (1), the Pre-tax Contribution Percentage Limit is still exceeded, application of that process will be continued with Supplemental Pre-tax Contributions and then Basic Pre-tax Contributions until the Average Pre-tax Contribution Percentage for the Highly Compensated Employee Group does not exceed the Pre-tax Contribution Percentage Limit.

(c) Reductions in Basic or Supplemental Pre-tax Contributions pursuant to subsection (b) of this Section will continue for the remainder of the Plan Year, unless the Plan Administrator determines that changed circumstances permit a revision of such Pre-tax Contributions, in which case the Plan Administrator will determine the amount by which such Pre-tax Contributions may be revised for the balance of the Plan Year.

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(d)  To the extent permitted under Section 3.020, the amount representing the additional amount of Base Compensation which would have been contributed as Supplemental Pre-tax or Basic Pre-tax Contributions on behalf of the Participant will be contributed by the Participant to the Plan, as appropriate, as Supplemental After-tax or Basic After-tax Contributions. In addition, to the extent permitted by regulation, the Plan Administrator may during or following a Plan Year cause Supplemental or Basic Pre-tax Contributions made on behalf of Highly Compensated Participants to be recharacterized (on a uniform and non-discriminatory basis) as Supplemental or Basic After-tax Contributions to the extent necessary to prevent the Average Pre-tax Contribution Percentage for that Plan Year for those Participants from exceeding the Pre-tax Contribution Percentage Limit.

3.020    Limitations on Employee After-tax Contributions.

(a) Prior to the beginning of, and periodically during, each Plan Year, the Plan Administrator will cause a test to be conducted of After-tax Contribution elections under Sections 2.020(b) and 2.030(b) and (when applicable) under Sections 2.021(b) and 2.031(b), as well as of Company Matching Contributions under Sections 2.060 and 2.061, in order to determine whether the Average Contribution Percentage for the Highly Compensated Employee Group exceeds the After-tax Contribution Percentage Limit. If it is determined that the After-tax Contributions made for any Plan Year by the Highly Compensated Employee Group would (if not reduced) cause the Average Contribution Percentage of that Group to exceed the After-tax Contribution Percentage Limit, the Plan Administrator will first reduce any Supplemental After-tax Contributions and then the Basic After-tax Contributions elected by Participants in the Highly Compensated Employee Group, so that the After-tax Contribution Percentage Limit will not be exceeded for the Plan Year. Such reduction will be effective as of the first payroll payment date in the month following such determination and will be made in the manner set forth below in paragraphs (1) and (2).

     (1) Participants in the Highly Compensated Employee Group who have elected Supplemental After-tax Contributions in an amount equal to 16% of Base Compensation will have their elections reduced to 15%. If, following the said reductions, the After-tax Contribution Percentage Limit is still exceeded, Participants in the Highly Compensated Employee Group who have elected Supplemental After-tax Contributions in an amount equal to 15% of Base Compensation (including any Participants in the Highly Compensated Employee Group whose elections were reduced under the terms of the preceding sentence) will have their elections reduced to 14%.

     (2) If, following application of the process set forth in paragraph (1), the After-tax Contribution Percentage Limit is still exceeded, application of that process will be continued with Supplemental After-tax Contributions and then Basic After-tax Contributions until the Average Contribution Percentage for the Highly Compensated Employee Group does not exceed the After-tax Contribution Percentage Limit.

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(b)  Reductions in Basic or Supplemental After-tax Contributions pursuant to subsection (b) of this Section will continue for the remainder of the Plan Year, unless the Plan Administrator determines that changed circumstances permit a revision of such Contributions, in which case the Plan Administrator will determine the amount by which such Contributions may be revised for the balance of the Plan Year.

(c) If it is determined as a result of tests of contribution elections pursuant to subsection (a) that there will be 'excess aggregate contributions' (as defined in and determined pursuant to Code ss.401(m)(6)) in any Plan Year, such excess aggregate contributions and all income allocable thereto will be distributed, or, if forfeitable, forfeited, in the manner and within the time required by the said ss.401(m)(6).


                          ARTICLE IV: PLAN INVESTMENTS

4.010 Investment Elections. In addition to the elections and authorizations set forth in Article II, a Participant will be permitted to elect in which Investment Funds his Participant Contributions will be invested. The Investment Funds into which the said Contributions may be invested are those set forth in Appendix B to this Plan, as that Appendix is from time to time constituted.

(a) Such investments will be elected by the Participant among the Investment Funds in one percent (1%) increments, with the total of the elected percentage increments equaling one hundred percent (100%); provided, however, that the Participant will not be permitted to have any of the said Contributions invested in Rockwell Stock Fund A.

(b) The Participant will be permitted to change, on a daily basis, any previous Investment Fund election or elections he has made with regard to his Contributions pursuant to subsection (a), but he will not be permitted to elect to have investment of his Contributions changed to Rockwell Stock Fund A.

(c) The elections and changes to such elections which a Participant makes pursuant to this Section will be made by means of any method (including any available telephonic or electronic method which is acceptable to the Plan Administrator at the time the election or change is made by the Participant), and may be made at any time and will be effective as of the New York Stock Exchange closing immediately following the making of that election or change; provided, however, if it is determined by the Plan Administrator or his delegate that an investment election made by a Participant is invalid or defective, the Participant's election will, until duly corrected by him, be deemed to have been made in favor of the Stable Value Fund.

4.020 Transfers from Investment Funds. Each Participant will be permitted to have the whole or a portion of the value of his interest in any of the Plan's Investment Funds which is attributable to his own Participant Contributions transferred out of such Funds and into any of the Investment Funds, but if the Participant is a Divested Business Employee, his interest may not be transferred to Rockwell Stock Fund B.

4.030 Transfers from Rockwell Stock Fund A. Any Participant who has retired from employment with the Company or any Participant who is still an Employee of the Company and has reached age sixty-five (65) will be permitted to elect at any time to have the total value or a portion of the total value of his interest in Rockwell Stock Fund A transferred to any one or more of the Investment Funds. If a Participant who is still an Employee has made the election described in this Section, he may elect that all subsequent Company Matching Contributions will continue to be directed into Rockwell Stock Fund A or that they be invested in the same manner as his Participant Contributions.

4.040 General Transfer Rules and Limitations. The Fund transfers described in the preceding Sections will be subject to the following limitations:

(a) Any such transfer will be effected in dollar amounts or in increments of 1% of the value of the Participant's interest in a transferring Fund, but in no event will any such transfer be in an amount less than Two Hundred and Fifty Dollars ($250.00), except that if the balance of a Participant's interest in a Fund is less than Two Hundred and Fifty Dollars, ($250.00), the Participant may elect to have the entire balance of his interest in the Fund transferred.

(b) Transfer elections may be made at any time, but each such election by a Participant will be effective and be thereafter irrevocable as of the New York Stock Exchange closing immediately following the Participant's election. The elections may be made by means of any method (including any available telephonic or electronic method) which is acceptable to the Plan Administrator; provided, however, that, if it is determined by the Plan Administrator or his delegate that an investment election made by a Participant is invalid or defective, the Participant's election will, until duly corrected by him, be deemed to have not been made.

(c) At no time may assets be transferred from any of the Investment Funds to Rockwell Stock Fund A.

4.060 Participant's Accounts. Separate Participant Contribution, Rollover (if applicable) and Company Contribution Accounts will be established and maintained by the Trustee to represent all amounts, adjusted for gains or losses thereon, which have been contributed by or on behalf of a Participant as Participant Contributions, Rollover Contributions, Transfer Contributions and Company Matching Contributions. Such separate Accounts must contain sufficient information to permit a determination of the dollar balance of the Participant's Accounts at any time and to permit, with respect to Rockwell Stock Funds A and B, a determination of the number of equivalent shares of common stock held on the Participant's behalf in those Funds. Each Contribution on behalf of a Participant to an Investment Fund or Rockwell Stock Fund A and each payment made to a Participant from an Investment Fund or Rockwell Stock Fund A will result in a credit or charge to the Account representing the Participant's interest in such Fund. In addition, dividend proceeds on Rockwell common stock held in Rockwell Stock Funds A and B will be used for the purchase, when possible, of additional shares of Rockwell common stock for the two Funds and, therefore, will result in appropriate adjustments to the balances in the said Funds and to the value of the Participant's interest in the said Funds.

4.070 Valuation and Participant Statements. As of each Valuation Date, an amount equal to the fair market value of the Funds (other than dividends received which are attributable to whole shares of Rockwell common stock which were or are to be transferred to Participant Accounts subsequent to the record date for such dividend) will be determined by the Trustee in such manner and on such basis as it may deem appropriate. At least annually, but more frequently, if the Plan Administrator should so determine, the Trustee will forward by mail to each Participant a statement, in such form as the Plan Administrator deems appropriate, setting forth pertinent information relative to each Participant's Accounts. Such statement will, for all purposes, be deemed to have been accepted as correct, unless the Plan Administrator (or the Trustee, as the case may be) is notified to the contrary by mail within sixty (60) days of the date on which it was mailed to the Participant.


                   ARTICLE V: EMPLOYMENT TERMINATION BENEFITS

5.010    Vesting.

(a) Every Participant will at all times have a One Hundred Percent (100%) vested and nonforfeitable interest in his After-tax Contribution Account, Pre-tax Contribution Account and, if applicable, Rollover Account.

(b) A Participant who attains age sixty-five (65) while still an Employee will thereafter have a One Hundred Percent (100%) vested and nonforfeitable interest in his Company Contribution Account. A Participant who has not yet attained age sixty-five (65), but has at least three (3) years of Vesting Service will have a One Hundred Percent (100%) vested and nonforfeitable interest in his Company Contribution Account.

(c) A Participant who terminates employment prior to completing three (3) years of Vesting Service will forfeit the portion of his Company Contribution Account which is not vested on his Employment Severance Date:

     (1) on his Employment Severance Date, if he receives a distribution of all of his vested Account balances at that time, but the Participant may have the said forfeiture restored, if he is reemployed by the Company or an Affiliated Company and repays the previously distributed amount within five (5) years of his Employment Severance Date, or

     (2) on the fifth anniversary of his Employment Severance Date, even though he does not receive a distribution as a result of his termination of employment and even though he is reemployed by the Company or an Affiliated Company, if his Reemployment Date is not within five (5) years of his Employment Severance Date;

     provided, however, that a Participant's Vesting Service with respect to Company Matching Contributions made after his Reemployment Date will include his Vesting Service prior to his Employment Severance Date, if his Reemployment Date is less than five (5) years after his prior Employment Severance Date.

(d) Notwithstanding any other provision in this Section to the contrary, if the vesting provisions in subsection (b) of this Section should be amended in the future, a Participant who has completed three (3) years of Vesting Service at that time may elect to have his vested percentage in his Company Contribution Account determined under the vesting provisions of subsection
     (b) as they were set forth prior to the said amendment.

5.020 Retirement, Death, Layoff, Etc. Subject to the provisions of Section 5.050, as soon as practicable after the occurrence of a Participant's Retirement, death, Layoff, disability of a least six (6) months duration or termination of employment, but not later than sixty (60) days after the end of the Plan Year in which the event occurs, a Participant or his Beneficiary (in the case of the Participant's death) will receive all of the amounts described in subsections (a) and (b). In the case, however, of Retirement, a Participant who would otherwise receive a distribution pursuant to the preceding sentence may nevertheless elect at any time prior to the effective date of the Retirement to remain in the Plan without any further contributions and may elect to defer the Retirement distribution to a later date, which date must not be later than April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70 1/2). Distributions to such Participants will be made pursuant to the terms of this Section, Section 5.030 and, if applicable, Section 5.031.

(a) With respect to Investment Funds other than Rockwell Stock Fund B, a Participant will receive the entire balance of his Accounts in such Funds in cash. Such balance will be determined in the manner set forth in Section 5.030, by reference to the value of the Participant's interest on the date of his Retirement, layoff or termination of employment or, in the case of the Participant's death or disability, on the date all documentation necessary to effect distribution has been received by the Plan Administrator or his delegate.

(b) With respect to Rockwell Stock Funds A and B, the Participant must receive the balance of his Accounts in such Funds in shares of Rockwell common stock equal in number to the maximum number of whole shares of common stock which could be purchased at the closing price of that common stock on the New York Stock Exchange -- Composite Transactions listing on that date or, in the event such date falls on a day on which for any reason there are no trades of such stock reflected on such listing, the last trading day preceding that date. In addition, the Participant will be paid in cash the value of any partial shares of the said common stock and the amount of any cash dividends received since that date which is attributable to the number of whole shares of common stock distributed to him.

5.030 Form of Distributions to Retiring Participants. Any Participant who is eligible for and wishes to receive a distribution under Section 5.020 on account of his Retirement will make an election concerning the form of distribution and will provide such election to the Plan Administrator or the Plan Administrator's delegate prior to Retirement. The form of distributions such a Participant may elect will be in the form of either:

(a)  a lump sum payment, or

(b) if the value of the Participant's Accounts at the time of the distributions is at least Ten Thousand Dollars ($10,000.00), ten (10) or fewer annual installment payments, such installment payments to be equal to the value of the Participant's Accounts as of the Valuation Date immediately preceding distribution, divided by the number of installments remaining at the time of each payment. The initial installment payment will be made as soon as is practicable after the effective date of the Participant's election, with subsequent payments during the elected installment payment period to be made as of the annual anniversary date of the initial installment payment.

If a Participant who had previously Retired and commenced receipt of installment payments pursuant to subsection (b) returns to employment with the Company or an Affiliated Company, such installment payments will be suspended until the Participant's subsequent retirement, at which time he would be permitted again to make the election described therein. In the event that no election concerning the form of distribution has been made by a Retired Participant by the end of the calendar year in which he has attained age seventy and one-half (70 1/2), the distribution will be made in a lump sum.

5.040 Termination of Employment for Other Reasons. Subject to Section 5.050, distributions from this Plan to Participants for reasons other than the Participant's Retirement or, in the case of a Participant's death, distributions to the Participant's Beneficiary, will in all cases be made in lump sum and will be paid as soon as is practicable. If the Participant is reemployed as an Employee, the Participant will not have any further right to receive a distribution of benefits as a result of his prior termination of employment.

5.050 Participant's Consent to Distribution of Benefits. Notwithstanding any other provisions of the Plan to the contrary, if the aggregate value of the Accounts of a Participant who is no longer an Employee is in excess of Five Thousand Dollars ($5,000.00) and the Participant has not attained age seventy and one-half (70 1/2) at the time distribution of benefits under the Plan would otherwise be made, no distribution of benefits under the Plan will be made, unless the Plan Administrator or his delegate will first have obtained the Participant's consent thereto. In the event such consent is not so obtained, the Participant's Accounts will be retained by the Plan and will be maintained and valued in accordance with Article IV. Distribution of the Participant's Accounts pursuant to this Section will be made following the date on which the Participant's consent to such distribution is obtained or, if earlier, the date on which the Participant attains age seventy and one-half (70 1/2) or dies, in the same manner as if the Participant had terminated employment on such date.

5.060 Transfer of Distribution Directly to Eligible Retirement Plan. If a Participant, a Participant's spouse entitled to distribution as his Beneficiary pursuant to Article VIII or a former spouse entitled to distribution pursuant to
Section 9.120(b) should so request in writing, the Plan Administrator will cause all or a portion of the amounts (including shares of Rockwell common stock) with respect to which the Participant would be taxed under Code ss.402 to be transferred from the Trustee directly to the custodian of an Eligible Retirement Plan specified by the Participant. Such request will be made, in the case of a Participant, at the time his consent to such distribution is given to the Plan Administrator pursuant to Section 5.050, or at such later date as the Plan Administrator permits, or, in the case of the Participant's spouse or former spouse, at such time as the Plan Administrator determines. Prior to effecting such a transfer the Plan Administrator may require evidence reasonably satisfactory to him that the entity to which such transfer is to be made is in fact an Eligible Retirement Plan and that such Eligible Retirement Plan may receive the distribution in the forms required under this Article.


                        ARTICLE VI: WITHDRAWALS AND LOANS

6.010    Withdrawals from Accounts by Participants under Age 59 1/2.

(a)  A Participant who has not yet attained age fifty-nine and one-half
     (59 1/2) may elect while still employed to withdraw certain amounts from his Accounts. As soon as is practicable after the Plan Administrator's receipt of such an election, there will be paid or transferred to such Participant cash and, if applicable, common stock from his Accounts in the following order:

     (1) first, from that portion of his After-tax Contribution Account which is attributable to his Supplemental After-tax Contributions;

     (2) second, from that portion of his After-tax Contributions Account which is attributable to his Basic After-tax Contributions;

     (3) third, from his Rollover Account;

     (4) fourth, if applicable, from that portion of his Company Contribution Account, if vested, which is attributable to his Basic After-tax Contributions;

     (5) fifth, from that portion of his Pre-tax Contribution Account which is attributable to his Supplemental Pre-tax Contributions; and

     (6) sixth, from that portion of his Pre-tax Contribution Account which is attributable to his Basic Pre-tax Contributions.

(b) Withdrawals pursuant to this subsection may only be made by a Participant once every six (6) months; provided, however, that this limitation may be waived by the Plan Administrator for the six-month period immediately following any due declaration by the President of the United States under applicable federal law that a particular occurrence or situation constitutes a national disaster condition, if the withdrawal is requested for a reason associated with financial need of the Participant resulting from the effects of the said condition.

(c) If a Participant should withdraw an amount, if applicable, from his Company Contribution Account, Company Matching Contributions will be suspended and will not be made to his Company Contribution Account during the six-month period immediately following the withdrawal.

(d) Withdrawals from a Participant's Pre-tax Contribution Account pursuant to subsections (a)(6) and (a)(7) prior to his attainment of age fifty-nine and one-half (59 1/2) will only be permitted upon the occurrence of a Hardship and such withdrawals will be administered pursuant to Section 6.030.

(e) With the exception of the types of withdrawals available to certain Participants pursuant to subsection (d), no Participant will be permitted to withdraw amounts in his Company Contribution Accounts which are attributable to his Basic Pre-tax Contributions prior to his attainment of age fifty-nine and one-half (59 1/2).

(f) Withdrawals from Rockwell Stock Funds A and B must be in the form of Rockwell common stock.

6.020    Withdrawal from Accounts by Participants Over Age 59 1/2.

(a) A Participant who has attained age fifty-nine and one-half (59 1/2) and is still employed by the Company may elect to withdraw any or all of the amounts in his Accounts. As soon as is practicable after the Plan Administrator's receipt of such an election, there will be paid or transferred to such Participant cash and, if applicable, common stock from his Accounts in the following order:

     (1) first, from that portion of his After-tax Contribution Account which is attributable to his Supplemental After-tax Contributions;

     (2) second, from that portion of his After-tax Contributions Account which is attributable to his Basic After-tax Contributions;

     (3) third, from his Rollover Account;

     (4) fourth, from that portion of his Pre-tax Contribution Account which is attributable to his Supplemental Pre-tax Contributions;

     (5) fifth, from that portion of his Pre-tax Contribution Account which is attributable to his Basic Pre-tax Contributions;

     (6) sixth, if applicable, from that portion of his Company Contribution Account which is attributable to Company Matching Contributions associated with his Basic After-tax Contributions; and

     (7) seventh, if applicable, from that portion of his Company Contribution Account which is attributable to Company Matching Contributions associated with his Basic Pre-tax Contributions.

(b) Withdrawals from Rockwell Stock Funds A and B must be in the form of Rockwell common stock, but withdrawals from the Special Stock Funds may, at the election of the withdrawing Participant, be in the form of cash or, as applicable, in the form of Exxon, Boeing, Meritor or Conexant common stock. Such a withdrawal, if in cash, will be for a minimum of One Hundred Dollars ($100.00) and, if in the form of common stock, will be in the number of whole shares whose market values is One Hundred Dollars ($100.00) or more at the time of the withdrawal.

6.030 Hardship Withdrawals from Pre-tax Accounts. Subject to any restrictions the Plan Administrator might establish with respect to loans made pursuant to
Section 6.060, the following provisions may apply, in the event of the occurrence of a Hardship.

(a) An Participant who has not attained age fifty-nine and one-half (59 1/2) may request approval to withdraw some or all of the balance of his Pre-tax Contribution Account, if the Participant can demonstrate that the withdrawal is required as a result of a Hardship (including payment of any federal, state or local income taxes and penalties reasonably anticipated to result from such Hardship withdrawal).

(b) Any determination of the existence of a Hardship, the reasonable availability to the Participant of funds from other sources and the amount necessary to be withdrawn on account of such Hardship will be made on the basis of all relevant facts and circumstances and in accordance with the provisions of this Section and Section 1.370, as applied in a uniform and nondiscriminatory manner. Such determination may, if it is reasonable in light of all relevant and known facts and circumstances, be based upon the Participant's representation that the Hardship cannot be relieved:

     (1) through reimbursement or compensation by insurance or otherwise;

     (2) by reasonable liquidation of the Participant's assets, to the extent that such liquidation would not itself cause an immediate and heavy financial need;

     (3) by suspension of Participant Contributions to the Plan; or

     (4) by other distributions (other than Hardship distributions) or loans (which meet the requirements of Code ss.72(p)) from the Plan and any other plan maintained by an Affiliated Company or by any former employer or by borrowing from commercial sources at reasonable commercial rates.

(c) An individual who receives a Hardship distribution pursuant to this Section prior to his attainment of age fifty-nine and one-half (59 1/2) will not be permitted to make any Participant Contributions to the Plan during the twelve (12) months immediately following his receipt of the said Hardship distribution. In addition, such Hardship distributions will only be available to Participants hereunder only once every six (6) months.

6.040    Forfeitures.

(a) If applicable and subject to the exception described in subsection (b), in the event that a Participant with less than three (3) years of Vesting Service makes a withdrawal under Section 6.010 with the result that his Basic After-tax Contribution Account is the source of some or all of such withdrawal, the Participant will at that time forfeit the unvested portion of his Company Contribution Account which is attributable to the withdrawal. The forfeitable interest which is attributable to the Participant's Basic After-tax Contributions will be determined by multiplying the dollar balance of the Participant's Company Contributions Account by a fraction, the numerator of which is equal to the dollar value of the Basic After-tax Contributions which were withdrawn by the Participant and the denominator of which is the total dollar value of his After-tax Contribution Account attributable to his Basic After-tax Contributions (both such dollar values to be determined as of the date of the withdrawal). The Participant may have the forfeiture restored, if he repays, as an Employee of the Company, the amount previously withdrawn within five (5) years of the withdrawal; provided, however, that such a repayment will not be permitted within the first twelve (12) months immediately following the withdrawal.

(b) If a Participant applies for and receives a Hardship withdrawal, pursuant to Section 6.030, from his Basic and/or Supplemental Pre-tax Contribution Account, the forfeitures described in subsection (a) will not be applicable.

6.050 Allocation of Withdrawals Among Investment Funds. Withdrawals and forfeitures under Sections 6.010 through 6.040 will be taken from a Participant's Accounts in the Investment Funds in a pro rata fashion, based upon the relative size of such Accounts.

6.060 Loans. The Plan Administrator will establish, and may from time to time modify, procedures pursuant to which any Employee or other "party in interest" (as defined in ERISA ss.3(14)) may apply for and receive a loan from the Plan, in an amount not exceeding the least of (a), (b), (c) or (d):

(a) the aggregate of the balances in the borrower's Pre-tax and After-tax Contribution Accounts and, if applicable, in his Rollover Account;

(b) an amount which, when combined with all outstanding loans to the borrower from all other plans of all Affiliated Companies, equals Fifty Thousand Dollars ($50,000.00), reduced by the excess, if any, of

     (1) the highest outstanding and unpaid balances of all prior loans to the borrower from the Plan and such other plans during the twelve (12) month period immediately preceding the date on which such loan is made, over

     (2) the outstanding balance of any loan to the borrower from the Plan or such other plans on the date on which the loan is made;

(c)  one-half (1/2) of the aggregate of the balances of the borrower's
     Accounts; or

(d) such amount, not exceeding the amounts described in (a) through (c) above, as the Plan Administrator determines.

All such loans will be made available to all eligible Employees and other parties in interest on a reasonably equivalent and non-discriminatory basis and will be governed by the provisions of Appendix A, as such Appendix is from time to time constituted, pursuant to determination of the Plan Administrator.

6.070 Transfers to Certain Affiliated Company Plans. A Participant who though remaining an Employee is no longer an Eligible Employee may elect, if his continuing employment is with an Affiliated Company, to have the entire amount credited to his Accounts in this Plan transferred to any qualified individual account plan of the said Affiliated Company; provided, however, that such transferred amount will consist of and be limited to:

(a) cash, in the case of amounts attributable to the Participant's interest in Investment Funds other than Rockwell Stock Fund B or the Special Stock Funds;

(b) Rockwell common stock, in the case of amounts attributable to the Participant's interest, if any, in Rockwell Stock Funds A and B;

(c) cash or common stock, as elected by the Participant, in the case of amounts attributable to the Participant's interest, if any, in one of the Special Stock Funds; and

(d)  in the case of a Participant to whom a loan has been made pursuant to
     Section 6.060, the Participant's loan.

6.080 Transfer of Distribution or Withdrawal to Eligible Retirement Plan. Except in the case of Hardship withdrawals pursuant to Section 6.030, if a Participant who is entitled to an service withdrawal under this Article VI should so request in writing at the time his election to receive such withdrawal is made or at such later date as the Plan Administrator may permit, the Plan Administrator will cause all or a portion of the amounts (including shares of Rockwell common stock) with respect to which the Participant would be taxable under Code ss.402 to be transferred from the Trustee directly to the custodian of an Eligible Retirement Plan specified by the Participant. Prior to effecting such transfer the Plan Administrator will require evidence reasonably satisfactory to him that the entity to which such transfer is to be made is in fact an Eligible Retirement Plan and that such Eligible Retirement Plan may receive the distribution in the forms required under this Article.


                           ARTICLE VII: DEATH BENEFITS

7.010 Designation of a Beneficiary. Subject to the provisions of Section 7.020, in the event of a Participant's death, payment of the benefits provided under this Plan will be made to such person or persons as he has designated as his Beneficiary to receive such benefits.

7.020 Spouse as Automatic Beneficiary. In the case of a Participant who has been married for at least one (1) year at the time of his death and who dies prior to complete distribution of his Accounts, the Beneficiary will be deemed to be the Participant's spouse regardless of any contrary designation, unless the Participant has filed with the Plan Administrator a written Beneficiary designation naming a person or persons other than such spouse. Such written designation must be accompanied by a written consent of the Participant's spouse, but may be accepted by the Plan Administrator without such a written consent, if it is established to the Plan Administrator's satisfaction that such a written consent cannot be obtained because:

(a)  there is no spouse;

(b)  the spouse cannot be located; or

(c) other circumstances exist, as permitted under Code ss.417(a)(2), which prevent presentation of such consent to the Plan Administrator.

such written consent (which must be witnessed by a notary public) must be on a form furnished to the Participant by the Plan Administrator and must acknowledge the effect of the consent. In the event that a Participant has a new spouse to whom he has been married for a one (1) year period, the previous designation of a prior spouse will be void and the new spouse will be deemed to be the Participant's Beneficiary, unless the Participant makes a written designation of a person or persons other than the new spouse in a manner described above in this Section.

7.030 Beneficiary Changes. A Participant may change his designation of Beneficiary at any time by filing a request for such change with the Plan Administrator (or such other person as is designated by the Plan Administrator). Such change will become effective only upon receipt of the request by the Plan Administrator (or the Plan Administrator's delegate), but upon such receipt, the change will relate back to and be effective as of the date the Participant signed such request; provided, however, that the Plan Administrator, the other named fiduciaries and the Trust Fund will be not be liable in any way or to any degree for any payment made to the Beneficiary designated before receipt of such request.

7.040 Participant's Estate as Beneficiary in Certain Cases. The benefits payable from a Participant's Accounts at the time of his death will be paid to the Participant's estate, if any of the following circumstances should exist at the time of his death:

(a)  no valid designation of Beneficiary exists pursuant to this Article;

(b) the Plan Administrator or Trustee has a doubt as to the rights of a potential Beneficiary; or

(c)  a previously designated Beneficiary predeceases the Participant.

In such case, the Plan Administrator and the Trustee will not be individually liable in any manner and to any degree with respect to such payment.

7.050 Payment to a Beneficiary. Upon receipt by the Plan Administrator (or another person designated by him) of evidence satisfactory to such person of the death of a Participant and of the identity and existence at the time of such death of the Beneficiary, the Plan Administrator will direct the Trustee to pay the Participant's Accounts to such Beneficiary.


                          ARTICLE VIII: TRUST AGREEMENT

8.010 Establishment of Trust Fund. The property resulting from contributions made on behalf of all Participants, including contributions made by the Company, will be held in a Trust Fund by a Trustee selected by the EB Committee pursuant to a Trust Agreement entered into between such Trustee and the EB Committee.

8.020 Investment Funds and Stock Funds. The Plan, as well as the Trust Fund associated with the Plan, is intended to at all times be structured and administered in a manner which conforms to the requirements of ERISA ss.404(c). In keeping with the requirements of the said ERISA provision, the Trustee will establish and maintain as parts of the Trust Fund individual Investment Funds and Stock Funds, as are described below.

(a) The Investment Funds available under the Trust Fund will consist of mutual funds or collective funds, accounts or other similar investment vehicles, which will consist of and be identical to the individual Plan Investment Funds described in Appendix B (including the investment objectives and general descriptions of the forms of securities or other property held in such Funds) as the said Appendix may be from time to time constituted.

(b)  The Stock Funds are as described below:

     (1) Rockwell Stock Fund A will consist of all cash, Rockwell common stock and the proceeds and income from that common stock, which are attributable, if applicable, to Company Matching Contributions. The dividends or other proceeds or income received by Rockwell Stock Fund A will be invested by the Trustee in Rockwell common stock and will remain in the said Rockwell Stock Fund A.

     (2) Rockwell Stock Fund B will consist of all cash, Rockwell common stock and the proceeds and income on such cash and common stock attributable to the Participant Contributions designated as contributions to the said Rockwell Stock Fund B. The dividends or other proceeds or income received by Rockwell Stock Fund B will be invested by the Trustee in Rockwell common stock and will remain in the said Rockwell Stock Fund B.

8.030    Trustee's Powers and Authority. Subject to the provisions of Section
8.050 concerning certain power and authority connected with the common stock of Rockwell, which is held in Rockwell Stock Funds A and B, the Trustee will have full authority and discretion with respect to management of the assets of the Trust Fund, including management of the assets of the individual Investment Funds held thereunder.

8.040 Statutory Limits. In making all investments pursuant to this Plan, the Trustee will:

(a) be subject to applicable provisions of ERISA governing the exercise of its fiduciary responsibilities on behalf of the Trust Fund and this Plan, as well as to all applicable securities laws governing the investments of the Trust Fund (including any investment companies or mutual funds therein), but will not be bound by any law or any court doctrine of any state or jurisdiction limiting trust investments, except as otherwise provided or permitted by ERISA;

(b)  at all times give consideration to the cash requirements of the Plan; and

(c) not cause the Plan to engage in any transaction constituting a prohibited transaction under ERISA ss.406.

8.050    Duty of Trustee as to Common Stock in Stock Funds.

(a) Except as otherwise provided in this Section, the duty with respect to the voting, retention, and tendering of common stock held in the Rockwell Stock Funds A and B will lie solely with the Trustee and will be exercised in the Trustee's discretion.

(b) With respect to any matter as to which a vote of the outstanding shares of such common stock held in such a Stock Fund is solicited:

     (1) the Trustee will solicit the direction in writing of each Participant, as to the manner in which voting rights of the Participant's vested and non-vested shares of common stock held in or credited to a Stock Fund as of the record date fixed for determining the holders of common stock entitled to vote on such matter are to be exercised with respect to such matter, and the Trustee will exercise the voting rights of such shares with respect to such matter in accordance with the last-dated timely written direction, if any, of such Participant; and

     (2) the Trustee, in its sole discretion, will exercise voting rights of shares of common stock held in the Stock Funds as to which no timely direction has been received pursuant to paragraph (1).

(c)  In the event of any Tender Offer:

     (1) the Trustee will solicit the direction in writing of each Participant, as to the tendering or depositing of any vested or non-vested shares of common stock held in any Stock Fund with respect to such Participant and, except as limited by subsection (d), will tender or deposit such shares pursuant to any such Tender Offer in accordance with the last dated timely written direction, if any, of such Participant;

     (2) the Trustee will have the duty, except as limited by subsection (d), with respect to the retention, tendering or depositing of shares of common stock held in any Stock Fund as to which no timely direction has been received pursuant to paragraph (1);

(d) Shares of common stock held in the Stock Funds will not be tendered or deposited by the Trustee pursuant to any such Tender Offer until the earlier of:

     (1) immediately preceding the scheduled expiration of the Tender Offer pursuant to which such shares are to be tendered or deposited, or

     (2) immediately preceding the expiration of the period during which such shares of common stock will be taken up and paid for on a pro rata basis pursuant to such Tender Offer, or

     (3) the expiration of thirty (30) days from the date of the Trustee's solicitation of Participants' written direction pursuant to subsection
         (c)(1).

(e) The duty with respect to the withdrawal, or other exercise of any right of withdrawal, of shares of common stock held in a Stock Fund which have been tendered or deposited pursuant to any such Tender Offer will be solely that of the Trustee; provided that the Trustee may solicit the direction in writing of each Participant with respect to whom any such shares of common stock have been tendered or deposited pursuant to any such Tender Offer as to the withdrawal of, or other exercise of any right to withdraw, such shares of common stock and, if such solicitation is made, the Trustee will act in accordance with the last dated timely written direction, if any, of each such Participant.

8.060 Rights in the Trust Fund. Nothing in the Plan or in the Trust Agreement will be deemed to confer any legal or equitable right or interest in the Trust Fund in favor of any Participant, Beneficiary or other person, except to the extent expressly provided in the Plan.

8.070    Taxes, Fees and Expenses of the Trustee.

(a) The reasonable fees and expenses of the Trustee (including the reasonable expenses of the Trustee's counsel) will be paid from the Trust Fund and will constitute a charge on the Trust Fund until so paid; provided, however, that in no event will the Trust Fund nor the Company (unless the Company is specifically so directed by resolution of the Company's Board of Directors) pay any such Trustee fees or expenses:

     (1) for preparation or prosecution of any action against the Company, the Plan, any member of the EB Committee or the Plan Administrator, or

     (2) for the defense or settlement of, or the satisfaction of a judgment related to, any proceeding arising either out of any alleged misfeasance or nonfeasance in any person's performance of duties with respect to the Plan or out of any alleged wrongful act against the Plan.

     Included in the reasonable expenses payable from the Trust Fund are any direct internal costs (which may include reimbursement of compensation of employees of the Company) associated with Plan operations and administration, the payment of which will be in conformity with the requirements of Title I of ERISA. Neither the Plan Administrator nor the members of the EB Committee may be compensated from the Plan but may be compensated by the Company for services rendered on behalf of the Plan.

(b) Brokerage fees, commissions, stock transfer taxes and other charges and expenses incurred in connection with transactions relating to the acquisition or disposition of property for or of the Trust Fund, or distributions therefrom, will be paid from the Trust Fund. Taxes, if any, payable by the Trustee on the assets at any time held in the Trust Fund or on the income thereof will be paid from the Trust Fund.


                           ARTICLE IX: ADMINISTRATION

9.010 General Administration. Authority to control and manage the operation and administration of the Plan is vested in the EB Committee, except to the extent that:

(a)  the Plan Administrator is allocated any such authority under the Plan;

(b) the Trustee may, pursuant to Article VIII, be granted exclusive authority and discretion to manage and control all or any portion of the assets of the Plan;

(c) the EB Committee, the Plan Administrator, the Retirement Committee and the Trustee constitute ERISA named fiduciaries of the Plan.

9.020 EB Committee. The Board of Directors will, from time to time, determine the size of the EB Committee and appoint its individual members. The EB Committee will act, with or without a meeting, in a manner consistent with the rules and regulations adopted pursuant to Section 9.060(c).

9.030 EB Committee Records. The EB Committee will keep such records and data as it deems appropriate and it will from time to time file with the Board of Directors such reports as the latter may request. It will be a function of the EB Committee to keep records of the assets of the Trust Fund, based upon reports furnished by the Trustee, and the evaluations placed thereon by the Committee will be final and conclusive.

9.040 Funding Policy. The EB Committee will be responsible for determining a funding policy of the Plan and will from time to time advise the Trustee of such policy.

9.050 Allocation and Delegation of Duties Under Plan. The EB Committee and the Plan Administrator each have the following powers and authorities:

(a) to designate agents to carry out responsibilities relating to the Plan, other than fiduciary responsibilities; and

(b) to employ such legal, consultant, medical, accounting, clerical and other assistance as it may deem appropriate in carrying out the provisions of this Plan including one or more persons to render advice with regard to any responsibility any fiduciary may have under the Plan.

9.060 EB Committee Powers. In addition to any powers and authority conferred on the EB Committee elsewhere in the Plan or by law, the EB Committee has the following powers and authority:

(a) to allocate fiduciary responsibilities, other than trustee responsibilities (responsibilities under the Trust Agreement to manage or control the Plan assets) to one or more members of the EB Committee or to the Plan Administrator and to designate one or more persons (other than the Trustee) to carry out such fiduciary responsibilities;

(b) to determine the manner in which the assets of this Plan, or any part thereof, will be disbursed by the Trustee, except as relates to the making and retention of investments; and

(c) to establish rules and regulations from time to time for the conduct of the EB Committee's business and for the administration and effectuation of its responsibilities under the Plan.

9.070 Plan Administrator. In addition to any powers and authority conferred on the Plan Administrator elsewhere in the Plan, the Plan Administrator has the following powers and authority:

(a) to administer, interpret, construe and apply this Plan and to decide all questions which may arise or which may be raised by any Employee, Participant, Beneficiary, or other person whatsoever, and the actions or decisions of the Plan Administrator in regard thereto, or in regard to anything or matter otherwise within his discretion, will be conclusive and binding on all Employees, Participants, Beneficiaries, and other persons whatsoever;

(b) to designate one or more persons, other than the Trustee, to carry out fiduciary responsibilities (other than trustee responsibilities);

(c) to establish rules and regulations from time to time for the administration and effectuation of his responsibilities under the Plan.

The Plan Administrator has such other responsibility as is designated by ERISA as the responsibility of the administrator of the Plan and will have such other power and authority as is necessary to fulfill his responsibilities under ERISA or under the Plan.

9.080 Reliance Upon Documents and Opinions. The members of the EB Committee and the Retirement Committee, the Plan Administrator, the Board of Directors and the Company will be entitled to rely upon any tables, valuations, computations, estimates, certificates and reports furnished by any consultants or consulting firms, opinions furnished by legal counsel and reports furnished by the Trustee. The members of the EB Committee, the Plan Administrator, the Board of Directors and the Company will be fully protected and will not be liable in any manner whatsoever, except as otherwise specifically provided by law, for anything done or action taken or suffered in reliance upon any such consultant, Trustee or counsel. Any and all such things done or such actions taken or suffered by the EB Committee, the Plan Administrator, the Board of Directors and the Company will be conclusive and binding on all Employees, Participants, Beneficiaries, and other persons whatsoever except as otherwise specifically provided by law. The EB Committee and the Plan Administrator may, but are not required to, rely upon all records of the Company with respect to any matter or thing whatsoever, and to the extent they rely thereon, such records will be conclusive with respect to all Employees, Participants, and Beneficiaries.

9.090 Requirement of Proof. The EB Committee, the Plan Administrator, the Retirement Committee, the Board of Directors or the Company may require satisfactory proof of any matter under this Plan from or with respect to any Employee, Participant, or Beneficiary, and no such person may acquire any rights or be entitled to receive any benefits under this Plan until such proof is furnished as so required.

9.100 Limitation on Liability and Indemnification. Except as provided in Part 4 of Title 1 of ERISA, no person will be subject to any liability with respect to his duties under the Plan, unless he acts fraudulently or in bad faith. No person will be liable for any breach of fiduciary responsibility resulting from the act or omission of any other fiduciary or any person to whom fiduciary responsibilities have been allocated or delegated, except as provided in ERISA ss.405(a) and 405(c)(2)(A) or (B). No action or responsibility will be deemed to be a fiduciary action or responsibility except to the extent required by ERISA. To the extent permitted by law, the Company will indemnify the Board of Directors, the Plan Administrator, each member of the EB Committee, each member of the Retirement Committee and any other employee of the Company with duties under the Plan against expenses (including any amount paid in settlement) reasonably incurred by him in connection with any claims against him by reason of his conduct (except for his willful misconduct) in the performance of his duties under the Plan.

9.110 Mailing and Lapse of Payments. All payments under the Plan will be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to that of any other person entitled to such payments under the terms of the Plan) furnished pursuant to Section 9.150 below. If the Plan Administrator cannot, by making a reasonably diligent attempt by mail, locate either the Participant or his Beneficiary, as the case may be, for a period of seven years, such Participant or Beneficiary will be presumed dead. If payment cannot be made alternately to the estate of either and no surviving spouse, child, grandchild, parent, brother or sister of the Participant or his Beneficiary are known to the Plan Administrator or the Trustee or, if known, cannot with reasonable diligence be located, the amount payable will be retained by the Trustee until the amount can be distributed pursuant to the provisions of this Plan or of applicable law.

9.120 Non-Alienation. No right or benefit provided for in the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance (including garnishment, attachment, execution or levy of any kind or charge) and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same will be void; provided, however, that the foregoing will not apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to:

(a) a levy for federal income tax issued against the Participant by the Internal Revenue Service; or

(b) a domestic relations order, which the Plan Administrator determines is a qualified domestic relations order under Code ss.414(p) and which requires that the order's alternate payee (as defined in the said Code section) will be paid in a lump sum as soon as is practicable following the order's issuance.

9.130 Notices and Communications. Each Participant will be responsible for furnishing the Plan Administrator with his current address and the correct current name and address of his Beneficiary. All communications from Participants must be in the manner from time to time prescribed by the Plan Administrator and must be addressed or communicated (including telephonic communications) to such entity or Company office as may be designated by the Plan Administrator, and will be deemed to have been given to the Company when received by such entity or Company office. Each communication directed to a Participant or Beneficiary must be in writing and may be delivered in person or by mail, in which latter event it will be deemed to have been delivered and received by him when so deposited in the United States Mail with postage prepaid addressed to the Participant or Beneficiary at his last address of record with the office designated by the Plan Administrator.

9.140 Company Rights. The Company's rights to discipline or discharge Employees or to exercise its rights as to incidents and tenure of employment will not be affected in any manner by reason of the existence of the Trust Agreement or the Plan, or any action taken under them.

9.150 Payments on Behalf of Incompetent Participants or Beneficiaries. In the event that the Plan Administrator or his designee finds that any Participant or Beneficiary to whom a benefit is payable under the terms of this Plan is unable to care for his affairs because of illness or accident, is otherwise mentally or physically incompetent, or unable to give a valid receipt, the Plan Administrator may cause the payment becoming due to such Participant or Beneficiary to be paid to another person for his benefit without responsibility on the part of the Plan Administrator, the EB Committee, the Retirement Committee, the Company or the Trustee to follow the application of such payment. Any such payment will be a payment for the account of the Participant or Beneficiary and will operate as a complete discharge of all liability therefor under this Plan of the Trustee, the Company, the Plan Administrator, the Retirement Committee and the EB Committee.

                          ARTICLE X: PARTICIPANT CLAIMS

10.010 Requirement to File Claim. A Participant wishing a distribution or withdrawal from the Plan must present a claim, in such manner and pursuant to such procedure established by the Plan Administrator, to the Retirement Committee or the person or entity designated by the Retirement Committee. A claimant who fails to comply with the manner and procedure designated by the Plan Administrator will be deemed not to have made such claim. Unless otherwise communicated to the claiming Participant by the Retirement Committee, the said Committee will approve or deny such claim in writing within thirty (30) days any claim which has been so presented.

10.020 Appeal of Denied Claim. A Participant whose claim has been denied by the Retirement Committee may appeal the denial to the Plan Administrator by filing a written appeal within sixty (60) days of the date of the denial. The Participant will, for the purpose of preparation of such appeal, have the right to inspect any document (including computerized records) relied upon by the Retirement Committee in denying the claim. The Plan Administrator will make a final, full and fair review of any such decision which is appealed. A decision which is not appealed within the time herein provided will be final and conclusive as to any matter which was presented to the person making such decision.


                ARTICLE XI: AMENDMENT, MERGERS, TERMINATION, ETC.

11.010 Amendment. The Board of Directors may, at any time and from time to time, amend this Plan in whole or in part. However, except as provided in
Section 14.040 below, no amendment may be made, the effect of which would be:

(a) to cause any contributions paid to the Trustee to be used for or diverted to purposes other than providing benefits to the Participants and their Beneficiaries, and defraying reasonable expenses of administering the Plan, prior to satisfaction of all liabilities with respect to Participants and their Beneficiaries;

(b) to have any retroactive effect so as to deprive any Participant or Beneficiary of any benefit to which he would be entitled under this Plan if his employment were terminated immediately before such amendment; or

(c) to increase the responsibilities or liabilities of the Trustee without its written consent.

11.020 Transfer of Assets and Liabilities. The EB Committee at any time may, in its sole discretion and without the consent of the Participant or his representative, cause the Trustee to segregate part of the assets of the Trust Fund into one or more separate trust funds and designate a group of Participants whose benefits will be provided solely from each such segregated fund.

The Board of Directors may, in its sole discretion without the consent of any Participant or his representative, establish a separate plan to cover any such group of Participants. The initial terms and conditions of any such plan will be identical to the extent such terms and conditions affect the rights of Participants under the Plan. Amendment to the Plan will not be necessary to carry out the provisions of this Section.

11.030 Merger Restriction. The Company may, by action of the Board of Directors, merge this Plan, in whole or in part, with any other plan sponsored by the Company or by an Affiliate of the Company. Notwithstanding any other provision in this Plan, the Plan may not in whole or in part be merged or consolidated with, or have its assets or liabilities transferred to any other plan, unless each affected Participant in this Plan would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

11.040 Suspension of Contributions. The Company may, without amendment of the Plan and without the consent of any Participant or representative of any Participant, suspend contributions to the Plan as to all or certain Participants by action of the Board of Directors. In any event, the Company will suspend contributions at any time when the amount of any contribution by it would be in excess of the earnings, including retained earnings, of the Company. Upon a suspension, the EB Committee may, in its sole discretion permit the Trust Fund to continue to be held by the Trustee, or may segregate one or more parts of the Trust Fund, as provided in Section 11.020.

11.050 Discontinuance of Contributions. The Company may, by action of the Board of Directors, without amendment of the Plan and without the consent of any Participant or representative of any Participant, discontinue such contributions to the Plan as to all or certain Participants.

11.060 Termination. The Company may terminate or partially terminate the Plan at any time. Upon such termination or partial termination of the Plan, or upon a complete discontinuance of contributions pursuant to Section 11.050, the Accounts of each affected Participant will remain fully vested and nonforfeitable. In the event of termination or partial termination the EB Committee may, without the consent of any Participant or other person, permit the Trustee to retain all or part of the Trust Fund or distribute all or part of the Trust Fund to the Participants or their spouses or Beneficiaries.


                       ARTICLE XII: STATUTORY LIMITATIONS

12.010 Annual Limits of Participants' Account Increases. This Article is intended to conform the Plan to the requirements of Code ss.415, and the regulations issued thereunder; and will be administered and interpreted in accordance with such requirements and regulations; and notwithstanding any provision of this Plan to the contrary, no amount may be credited to any Participant's Account which is in excess of the limitation imposed by said ss.415, as from time to time amended or replaced. The amount allocated in each calendar year to any Participant under the combination of defined contribution plans of all Affiliated Companies cannot exceed the lesser of Thirty Thousand Dollars ($30,000.00), or such larger amount as may be established under Code ss.415(d)(1)(B) to reflect an increase in the cost of living, or 25% of the Participant's total compensation. For purposes of this limitation, the amount allocated will be deemed to be comprised of Company Matching Contributions and the Participant's Pre-tax and After-tax Contributions.

12.020 Limits as to Combined Plans. In the case of a Participant who also is a participant in a defined benefit pension plan which is or was maintained by the Company or an Affiliated Company and to which Code ss.415 applies, the limitation set forth herein will be further adjusted in compliance with Code ss.415(e). In making such adjustment, the maximum benefit allowable will be paid hereunder before applying the limitations on the defined benefit plan.

12.030 Combining Similar Plans. For purposes of this Article, all defined contribution plans which are required to be aggregated under Code ss.414(b) will be so aggregated and the limitation set forth herein will be applied to the total amounts allocated under all such plans.


                       ARTICLE XIII: TOP HEAVY PROVISIONS

13.010 Definitions. Solely for purposes of this Article, the following special definitions apply:

(a) "Top Heavy Plan" means a qualified retirement plan, including this Plan if applicable, which is included in, or which constitutes, an Aggregation Group under which, as of the Determination Date, the sum of the present values of accrued benefits for all Key Employees under all defined benefit plans in the Aggregation Group and the aggregate of all accounts of Key Employees under all defined contribution plans in the Aggregation Group exceeds sixty percent (60%) of the sum of the present values of accrued benefits under all such defined benefit plans and of all accounts under all such defined contribution plans for all participants under such plans.

(b) "Key Employee" means each Employee or former Employee who has, at any time during the five (5) year period ending on the Determination Date, performed services for an Affiliated Company and who is, at any time during the plan year ending on the Determination Date, or was, during any one of the four plan years preceding the plan year ending on the Determination Date, any one or more of the following:

     (1) an officer of the Company having annual compensation greater than fifty percent (50%) of the amount in effect under Code ss.415(b)(1)(A) for any plan year;

     (2) one of the ten (10) persons having annual compensation from all Affiliated Companies greater than the limitation in effect under Code ss.415(c)(1)(A) and owning (or considered as owning within the meaning of Code ss.318, as modified by Code ss.416(i)(B)(iii)), the largest interests in the Company;

     (3) any person owning (or considered as owning within the meaning of Code ss.318, as modified by Code ss.416(I)(B)(iii), more than five percent (5%) of the outstanding stock of the Company (or stock having more than five percent (5%) of the total combined voting power of all stock of the Company); or

     (4) any person who has annual compensation of more than One Hundred and Fifty Thousand Dollars ($150,000.00) and would be described in paragraph (3) above, if "one percent (1%)" was substituted for "five percent (5%)".

     For purposes of determining whether a person is an officer in paragraph (1) above, in no event will more than fifty (50) Employees or, if less than fifty (50) Employees, the greater of three (3) Employees or ten percent (10%) of all Employees, be considered Key Employees solely by reason of officer status. In addition, persons who are merely nominal officers will not be treated as officers solely by reason of their titles.

(c) "Determination Date" means the last day of the immediately preceding plan year or, in the case of the first plan year of any plan, the last day of such plan year.

(d) "Employee" means not only an Employee as defined in Article I, but also any beneficiary of such Employee.

(e) "Aggregation Group" means a group of plans (including this Plan) maintained by one or more Affiliated Companies in which a Key Employee is a participant or which is combined with this Plan in order to meet the coverage and nondiscrimination requirements of Code ss.ss.410 and 401(a)(4). The Aggregation Group also includes those plans other than this Plan which need not be aggregated with this Plan to meet Code Requirements, but which are selected by the Company to be part of a selective Aggregation Group including this Plan, if the Aggregation Group would continue to meet the requirements of Code ss.ss.401(a)(4) and 410 with such plans being taken into account.

(f) "Non-Key Employee" means any employee who is not a Key Employee. Non-Key Employee also means an employee who is a former Key Employee.

(g) "Compensation" means compensation as described in Code ss.415(c)(3), including employer contributions made pursuant to any salary reduction arrangement.

13.020 Application of this Article. In the event that this Plan is or becomes a Top Heavy Plan, the Plan, where aggregated with each other defined contribution plan in the Aggregation Group in which a Key Employee is a participant, will provide a minimum allocation to the account of each Participant who is not a Key Employee for each plan year to which these rules apply equal to four percent (4%) of such Participant's Compensation.


                           ARTICLE XIV: MISCELLANEOUS

14.010 Benefits Payable only from Trust Fund. All benefits payable hereunder will be provided solely from the trust, and the Company assumes no responsibility for the acts of the Trustee, except as provided in the Trust Agreement.

14.020 Requirement for Release. Any payment to any Participant or a Participant's present, future or former spouse or Beneficiary in accordance with the provisions of this Plan will, to the extent thereof, be in full satisfaction of all claims against the Plan, the Plan Administrator, the Trustee and the Company, and the Trustee may require such Participant or Beneficiary, as a condition precedent to such payment to execute a receipt and release to such effect.

14.030 Transfers of Stock. Transfers of Rockwell common stock from the Plan will be made as soon as practicable, but the Company, the Plan Administrator, any other Named Fiduciary and the Trustee will not have any responsibility for any decrease in the value of such common stock between the Valuation Date used for determination of the number of shares to which the Participant is entitled and the date of transfer by the transfer agent, nor will the Participant receive any dividends, rights, options or warrants on such stock other than those payable to stockholders of record as of a date on or after the date of transfer.

14.040 Qualification of the Plan. The Company intends for the Plan to be qualified and approved by the Internal Revenue Service under Code ss.401(a) and for Company Matching Contributions to be deductible by the Company for federal income tax purposes. Continuation of the Plan is contingent upon and subject to retaining such qualification and approval. Any modification or amendment of the Plan or the Trust Agreement may be made retroactively by the Company, if necessary or appropriate, to qualify or maintain the Plan and the Trust as a plan and trust meeting the requirements of applicable provisions of the Code and of other federal and state laws, as are now or in the future may be in effect. No contribution made by the Company may revert to the Company, unless such contribution was the result of a good faith mistake of fact, in which case such contribution may be returned to the Company within one (1) year to the extent permitted by all applicable laws.

14.050 Interpretation. The masculine gender will include the feminine and the singular will include the plural unless the context clearly indicates otherwise.

                                   Appendix A

                    PROCEDURES, TERMS AND CONDITIONS OF LOANS

Eligibility for Loans. The individuals eligible to obtain loans from the Plan ("Borrowers") are limited to:

     (1) Employees, and

     (2) non-Employees who are "parties in interest" (as defined in ERISA ss.3(14))

who have Plan Account balances. An Employee who wishes to obtain a loan must be employed on an active payroll of an Affiliated Company at the time of the loan application. A party in interest who is not an Employee will be eligible to obtain a loan only if an agreement can be provided by the party's current employer to deduct and remit the required loan repayments to the Savings Plan.

Limitation on Number and Minimum Amount of Loans. Only two (2) loans to a Borrower will be permitted to be outstanding from all Company sponsored savings plans at any one time. Each loan must be for a minimum of One Thousand Dollars ($1,000.00).

Maximum Amount of Loan. The amount which a Borrower will be permitted to borrow from the Plan is based on the aggregate value of the Borrower's Accounts, determined in accordance with the Plan, and may not exceed the least of the amounts described in Section 6.060 of the Plan. The maximum amount of any loan will be further limited to ensure that, after applying the appropriate interest rate and taking into account all applicable deductions, the resulting periodic repayments will not exceed the Borrower's net earnings. The deductions referred to in the preceding sentence include statutory withholdings, deductions for employee benefits and all Pre-tax contributions to the Plan, but exclude credit union, savings bond, charitable contribution and other similar deductions.

Loan Applications. Loan applications by prospective Borrowers will be made via telephone to the Plan Administrator or such third party administrator as may be designated by the Plan Administrator (either of whom is hereafter referred to as the "Loan Administrator"). The Loan Administrator will then review the telephonic application and determine eligibility for the loan. If the loan is approved, the Loan Administrator will prepare and forward to the Borrower a letter notifying the Borrower of the approval, together with a Truth in Lending Statement and a check for the loan amount, all in form approved by the Plan Administrator. The Borrower's endorsement of the loan check will be considered to be the Borrower's agreement to the terms of the loan. Failure by the Borrower to endorse the check within thirty (30) days after the date of the check will be deemed to be a withdrawal by the Borrower of the loan application.

Loan Initiation Fee. A fee in the amount of Seventy-five Dollars ($75.00) will be assessed in connection with the initiation of each loan. This fee will be deducted from the Borrower's Plan Account at the same time that the loan is approved and processed.

Source of Loan Funds. Each loan will be funded by withdrawing the required amounts from the Plan Account(s) of the Borrower in the following order:

         First -- from amounts in the Borrower's After-tax Contribution Account attributable to his Basic After-tax Contributions;

         Second -- from amounts in the Borrower's After-tax Contribution Account attributable to his Supplemental After-tax Contributions;

         Third -- from amounts in the Borrower's Contribution Accounts attributable to his Rollover and Transfer Contributions;

         Fourth -- from amounts in the Borrower's Pre-tax Contribution Account attributable to his Basic Pre-tax Contributions;

         Fifth -- from amounts in the Borrower's After-tax Contribution Account attributable to his Supplemental Pre-tax Contributions.

Subject to the provisions of the following paragraph, the loan amount will be funded by the Borrower's Investment Funds in the applicable Accounts on a pro rata basis, based upon the relative size of the balance of each such Fund in his Accounts.

Determination of Loan Interest Rate. The interest rate to be charged for loans will be one percent (1%) over the prime rate stated by The Wall Street Journal published on the last business day of each calendar month.

Term of Loans. Loans will be permitted for terms of 12, 24, 36, 48 or 60 months for loans other than those for the purpose of purchasing a primary residence, which will be permitted for terms up to 120 months.

Repayments. Loan repayments by Employees will be deducted from the Employee's pay check each pay period. If a pay check is insufficient to cover the full amount of the loan repayment, no deduction will be made, and the repayment will be deducted from the Employee's next pay check. Loan repayment schedules for Borrowers who are not Employees will be developed on an individual basis, but will parallel as closely as possible the loan repayment schedules for Employees.

Prepayments. Prepayment of a loan will not be permitted during the first 30 days of the loan's existence, but the full unpaid balance of the loan may be prepaid by a Borrower at any time after 30 days. Partial prepayments in excess of scheduled payroll deductions will not be accepted.

Missed Payments. If any payment is not made, interest will continue to accrue on such missed payment and subsequent payments will be applied first to accrued and unpaid interest on the missed payment and then to principal. A notice will be mailed to the last known address of the Borrower stating that if three (3) consecutive months of payments are missed, the loan will be considered to be in default.

Termination of Employment. If a Borrower who is an Employee terminates employment or is on an unpaid Leave, or if a Borrower who is not an Employee is no longer able to repay a loan through payroll deductions, the Borrower may continue to make loan repayments by bank check, cashier check, personal check or money order. Such repayments to the Plan will be made through the Loan Administrator at an address to be provided to the Borrower by the Loan Administrator.

Default. A loan will be considered to be in default after three (3) consecutive months of payments have been missed during the term of the loan or when a Borrower revokes a payroll deduction authorization. In the event of such a default, a distribution of the loan amount, including both unpaid principal and accrued but unpaid interest, will be deemed to have occurred (as described in ss.1.401(k)-1(d)(6)(ii) of the Treasury Regulations) and an information return reflecting the tax consequences, if any, to the Borrower will be issued. Upon the occurrence of an event permitting actual distribution of the Borrower's Account pursuant to the provisions of Code ss.401(k) (whether distribution of the Borrower's entire Plan Account will actually be made or will be deferred pursuant to applicable provisions of the Plan), the unpaid balance of a defaulted loan will be charged off against the Borrower's Account. If no distribution event has occurred, which would otherwise permit payment to the Borrower under Code ss.401(k), the unpaid balance of the loan will be retained in the Account until such time as payment would be permitted under that Code section, at which time the unpaid balance of the loan, including any accrued and unpaid interest, will be charged off against the Borrower's Account.

                                   Appendix B

                                INVESTMENT FUNDS

A Participant's Pre-tax, After-tax, Rollover and Transfer Contributions may be directed into any one or more of the following investment vehicles, which are listed alphabetically below:

              Fund Name                                Description

o    Aggregate Bond Index Fund               Objective is to provide investment
                                             results which correspond to the
                                             return on the fixed income
                                             securities included in the Lehman
                                             Brothers Aggregate Bond Index. The
                                             Fund will invest in fixed income
                                             securities included in that Index.

o    Balanced Fund                           Objective is to provide income and
                                             capital growth. The Fund will
                                             invest in a diversified mix of
                                             fixed income and equity securities.

o    Diversified Fund                        Objective is to provide long-term
                                             capital growth with income. The
                                             Fund will invest principally in
                                             common stocks and convertible
                                             securities.

o    International Equity Fund               Objective is to provide long-term
                                             capital growth. The Fund will
                                             invest principally in equity
                                             securities of companies located
                                             outside the United States.

o    Mid Cap Equity Fund                     Objective is to provide long-term
                                             capital growth. The Fund will
                                             invest principally in equity
                                             securities of companies with medium
                                             market capitalizations.

o    Rockwell Stock Fund B                   The Fund invests in the common
                                             stock of Rockwell International
                                             Corporation.

o    S&P 500 Index Fund                      Objective is to provide investment
                                             returns corresponding to the return
                                             of the Standard & Poors 500 Index.
                                             The Fund will invest principally in
                                             the stocks of companies that
                                             comprise that Index.

o    Stable Value Fund                       Objective is to provide income
                                             while maintaining stability of
                                             principal. The Fund will invest in
                                             insurance contracts and fixed
                                             income securities.